                Exhibit 99

Investor Relations Contacts:

Chris Danne, Brinlea Johnson

the blueshirt group for WJ Communications

415-217-7722

chris@blueshirtgroup.com

brinlea@blueshirtgroup.com

WJ Communications Announces Withdrawal of Going Private Proposal

March 27, 2003, San Jose, CA — WJ Communications, Inc. (Nasdaq:WJCI) reported today that the proposal announced on September 19, 2002 for a going private transaction has been withdrawn by Fox Paine & Company, LLC  WJ Communications had formed a Special Committee consisting of independent Board members of WJ Communications to consider the proposal.

“Fox Paine has told us that, while they are withdrawing their proposal, they remain committed to helping lead WJ Communications.  We look forward to working closely with Fox Paine in the future as our largest shareholder and close advisor and we will continue to focus our efforts at WJ Communications on building a leading RF semiconductor company,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications.

Fox Paine remains the Company’s largest shareholder with approximately 66% of the outstanding shares.

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices and multi-chip modules (MCMs) for telecommunications systems worldwide. WJ’s highly reliable amplifier, mixer, RF IC and MCM products are used to transmit and receive signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call (408) 577-6200.

This release contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements.  The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to a pure RF semiconductor company, the Company’s ability to continue to cut future losses and return to profitability in the long term, the Company’s ability to utilize its cash effectively, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless and fiber optic communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless and fiber optic systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers, general economic conditions including the global economic slowdown and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission.   Readers of this release are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.